Exhibit 99.1

FirstEnergy Corp.                        For Release: November 5, 2013
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                        Investor Contact:
Tricia Ingraham                            Irene Prezelj
(330) 384-5247                            (330) 384-3859

FirstEnergy Announces Third Quarter 2013 Results
Narrows 2013 Full-Year Guidance

Akron, Ohio - FirstEnergy Corp. (NYSE: FE) today announced third quarter 2013 basic and diluted operating earnings* of $0.94 per share of common stock. These results exclude the impact of the special items listed below. This compares to basic and diluted operating earnings of $1.11 per share of common stock in the third quarter of 2012. Operating earnings were previously referred to as normalized non-GAAP earnings.

On a GAAP basis, the company reported basic and diluted earnings of $0.52 per share of common stock in the third quarter of 2013 on net income of $218 million and revenue of $4.0 billion. Third quarter 2012 basic earnings were $1.02 per share ($1.01 diluted) on net income of $425 million, with revenue of $4.1 billion.

The company also announced that it has narrowed its 2013 operating earnings guidance to $2.90 to $3.10 per share. On a GAAP basis, 2013 earnings are expected to be $0.78 to $1.13 per share.

“Our third quarter results were in line with our expectation,” said FirstEnergy President and Chief Executive Officer Anthony J. Alexander. “Looking forward, we are pursuing opportunities for growth in our regulated businesses and will continue to focus on controlling costs across our organization, and profitable sales at our competitive segment.”

Third quarter 2013 operating earnings benefited from a lower effective income tax rate and lower general taxes compared to the third quarter of 2012. The lower tax rate is principally due to changes in state income tax allocation factors and the reversal of state tax obligations associated with income previously apportioned to certain tax jurisdictions.

Results in the third quarter of 2013 were negatively affected by lower commodity margin, higher operating costs, increased depreciation and interest expense, and lower distribution deliveries.

Total distribution deliveries decreased 2 percent compared to the third quarter of 2012, as cooler summer temperatures drove a 7 percent reduction in sales to residential customers and a slight decrease in commercial deliveries. Industrial deliveries increased 3 percent compared to the third quarter of 2012.

Contract sales at the company’s competitive segment increased 7 percent compared to the third quarter of 2012. Overall commodity margin decreased due to lower unit prices, increased purchased power and fuel costs and higher capacity expense, partially offset by increased capacity revenues.

For the first nine months of 2013, the company reported net income of $250 million, or $0.60 per basic and diluted share of common stock, on revenue of $11.3 billion. Operating earnings were $2.29 per basic share ($2.28 diluted) for the first nine months of 2013. This compares to net income of $919 million, or basic earnings of $2.20 per share ($2.19 diluted), on revenue of $11.8 billion in the first nine months of 2012. Operating earnings were $2.53 per basic share ($2.52 diluted) in the first nine months of 2012.

GAAP EPS to Operating EPS* Reconciliation
	Third Quarter		Year-to-Date		Full Year
	2013	2012	2013	2012	2013
Basic Earnings Per Share (GAAP)	$0.52	$1.02	$0.60	$2.20	$0.78 - $1.13
Excluding Special Items:
Mark-to-market adjustments -
Pension/OPEB actuarial assumptions	—	—	—	—	(0.07) - (0.22)
Other	(0.01)	(0.03)	—	(0.08)	—
Regulatory Charges	0.36	0.03	0.42	0.06	0.44
Trust Securities Impairment	0.03	—	0.09	0.01	0.09
Income Tax Legislative Changes	—	0.02	—	0.06	—
Merger Transaction/Integration Costs	—	—	—	0.02	—
Impact of Non-Core Asset Sales/Impairments	—	—	0.01	—	(0.21)
Plant Deactivation Costs	0.02	0.04	0.89	0.16	1.03
Restructuring Costs	0.01	—	0.01	—	0.01
Merger Accounting- Commodity Contracts	0.02	0.03	0.07	0.10	0.09
(Gain) Loss on Debt Redemptions	(0.01)	—	0.20	—	0.20
Basic Earnings Per Share (Operating*)	$0.94	$1.11	$2.29	$2.53	$2.90 - $3.10

Non-GAAP financial measures
*Operating earnings exclude special items as described in the reconciliation table above, and are a non-GAAP financial measure. Management uses operating earnings to evaluate the company’s performance and manage its operations and frequently references this non-GAAP financial measure in its decision-making, using it to facilitate historical and ongoing performance comparisons. Management believes that the non-GAAP financial measure of “Operating Earnings” provides a consistent and comparable measure of performance of its businesses to help shareholders understand performance trends. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are intended to complement, and are not considered as an alternative to, the most directly comparable GAAP financial measure. Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Consolidated Report and Teleconference

FirstEnergy’s Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the third quarter and first nine months of 2013 - is posted on the company’s Investor Information website - www.firstenergycorp.com/ir. To access the report, click on Third Quarter 2013 Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet webcast of its teleconference for financial analysts at 1:00 p.m. EST today. FirstEnergy management will present an overview of the company’s financial results for the quarter, followed by a question-and-answer session. The teleconference can be accessed on the company’s website by selecting the Q3 2013 Earnings Conference Call link. The webcast will be archived on the website.

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence. Its 10 electric distribution companies form one of the nation's largest investor-owned electric systems, serving customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. Its generation subsidiaries currently control more than 18,000 megawatts of capacity from a diversified mix of scrubbed coal, non-emitting nuclear, natural gas, hydro, pumped-storage hydro and other renewables. Follow FirstEnergy on Twitter @FirstEnergyCorp.

Forward-Looking Statements: This press release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” "will," "intend," “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry, in general, and the retail sales market in particular; the impact of the regulatory process on the pending matters before the Federal Energy Regulatory Commission and in the various states in which we do business including, but not limited to, matters related to rates and pending rate cases; the uncertainties of various cost recovery and cost allocation issues resulting from American Transmission Systems, Incorporated's realignment into PJM Interconnection LLC; economic or weather conditions affecting future sales and margins; regulatory outcomes associated with storm restoration, including but not limited to Hurricane Sandy, Hurricane Irene and the October snowstorm of 2011; changing energy, capacity and commodity market prices including, but not limited to, coal, natural gas and oil, and availability and their impact on retail margins; the continued ability of our regulated utilities to recover their costs; costs being higher than anticipated and the success of our policies to control costs and to mitigate low energy, capacity and market prices; other legislative and regulatory changes, and revised environmental requirements, including possible greenhouse gas emission, water discharge, water intake and coal combustion residual regulations, the potential impacts of Cross-State Air Pollution Rule, Clean Air Interstate Rule (CAIR), and/or any laws, rules or regulations that ultimately replace CAIR, and the effects of the United States Environmental Protection Agency's Mercury and Air Toxics Standards rules including our estimated costs of compliance; the uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation, including New Source Review litigation or potential regulatory initiatives or rulemakings (including that such expenditures could result in our decision to deactivate or idle certain generating units); the uncertainties associated with the deactivation of certain older regulated and competitive fossil units including the impact on vendor commitments, and the timing thereof as they relate to, among other things, Reliability Must-Run arrangements and the reliability of the transmission grid; adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to the revocation or non-renewal of necessary licenses, approvals or operating permits by the Nuclear Regulatory Commission or as a result of the incident at Japan's Fukushima Daiichi Nuclear Plant); issues arising from the indications of cracking in the shield building at Davis-Besse; the impact of future changes to the operational status or availability of our generating units; the risks and uncertainties associated with litigation, arbitration, mediation and like proceedings, including, but not limited to, any such proceedings related to vendor commitments; replacement power costs being higher than anticipated or not fully hedged; the ability to comply with applicable state and federal reliability standards and energy efficiency and peak demand reduction mandates; changes in customers' demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency and peak demand reduction mandates; the ability to accomplish or realize anticipated benefits from strategic and financial goals including, but not limited to, the ability to reduce costs and to successfully complete our announced financial plans designed to improve our credit metrics and strengthen our balance sheet, including but not limited to, proposed capital raising and debt reduction initiatives, and the proposed sale of non-core hydro assets; our ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins; the ability to experience growth in the Regulated Distribution and Regulated Transmission segments and to continue to successfully implement our direct retail sales strategy in the Competitive Energy Services segment; changing market conditions that could affect the measurement of liabilities and the value of assets held in our Nuclear Decommissioning Trusts, pension trusts and other trust funds, and cause us and our subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated; the impact of changes to material accounting policies; the ability to access the public securities and other capital and credit markets in accordance with our announced financial plan, the cost of such capital and overall condition of the capital and credit markets affecting us and our subsidiaries; actions that may be taken by credit rating agencies that could negatively affect us and our subsidiaries' access to financing, increase the costs thereof, and increase requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees; changes in national and regional economic conditions affecting us, our subsidiaries and our major industrial and commercial customers, and other counterparties including fuel suppliers, with which we do business; issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business; the risks and other factors discussed from time to time in our United States Securities and Exchange Commission filings, and other similar factors. Dividends declared from time to time on FirstEnergy Corp.'s common stock during any period may in the aggregate vary from prior periods due to circumstances considered by FirstEnergy Corp.'s Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy's business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

(110513)